Exhibit 99.2

The Danfoss Offer — A short description of the process.

As published yesterday, Danfoss has informed the Board of Directors of Sauer-Danfoss that they intend to start a process to acquire all of the outstanding shares of Sauer-Danfoss not already owned by Danfoss for a price of USD 10.10 per share. Danfoss has attached certain conditions to the offer. The final price Danfoss is willing to pay may or may not be different to the one offered.

While Sauer-Danfoss is the subject of the Danfoss offer, this is a business issue between Danfoss and the remaining shareholders of Sauer-Danfoss.

The process is expected to work as follows:

•                  Danfoss files its intention to launch a tender offer with the SEC and issues a press release. This was done yesterday.

•                  Based on yesterday’s press release and filing, Danfoss intends to file the  appropriate offer documents with the U.S. Securities and Exchange Commission (“SEC”) during the first week of January, 2010.

•                  The Board of Sauer-Danfoss has appointed a Special Committee of independent directors to review the offer as soon as possible. The Special Committee will use external independent advisors to help determine whether the offer is fair or not.

•                  Within 10 business days of Danfoss filing the appropriate offer documents, the Special Committee will announce whether they recommend shareholders accept the offer or not. The Special Committee may also remain silent on the offer.

•                  If enough shareholders tender their shares to allow Danfoss to own 90% or more of the outstanding shares, Danfoss then intends to merge Sauer-Danfoss into Danfoss as soon as reasonably practical.  In this case any shares not tendered in the offer would become a right to receive the offer price.

•                  Danfoss must keep the offer open for at least 20 business days from the date it has filed the appropriate documents with the SEC.

Assuming Danfoss is successful in its intent Sauer-Danfoss management will work actively with the management of Danfoss to clarify the integration process. I know this is of great interest to our employees and I will keep you informed as best I can.

The process started by Danfoss can be quick but it can also be lengthy so I urge you to focus on the tasks we have on hand right now. Let’s make sure that we do the things we have planned for the year ahead of us so as to bring our company to a positive operating result in 2010.

Many thanks.

Yours Sincerely,

Sven Ruder